   As filed with the Securities and Exchange Commission on May 23, 1996
                                              Registration No. 33-
===========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                         _________________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                         _________________________

                    SHEFFIELD EXPLORATION COMPANY, INC.
          (Exact name of registrant as specified in its charter)
                         _________________________

                DELAWARE                               06-1052062
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)              Identification Number)

                         1801 BROADWAY, SUITE 600
                          DENVER, COLORADO  80202
                              (303) 296-1908
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               AMENDED AND RESTATED 1990 STOCK OPTION PLAN,
                      KEY EMPLOYEE BONUS AGREEMENTS,
                   SPECIAL PURCHASE WARRANT, 401(K) PLAN
                          (Full titles of plans)
                         _________________________

            DAVID L. MILANESI                        WITH A COPY TO:
 VICE PRESIDENT, TREASURER AND SECRETARY        LESTER R. WOODWARD, ESQ.
        1801 BROADWAY, SUITE 600               DAVIS, GRAHAM & STUBBS LLP
         DENVER, COLORADO  80202               370 17TH STREET, SUITE 4700
              (303)296-1908                      DENVER, COLORADO  80202
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                         _________________________

                      CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                 Proposed              Proposed
                                           Amount                maximum               maximum
      Title of each class of                to be             offering price           aggregate               Amount of
   securities to be registered           registered            per share<F1>        offering price<F1>     registration fee
- -----------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value). . . .      471,167 shares        $3.86                 $1,819,418         $627.39
=============================================================================================================================

<F1> Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c).  The price per share and aggregate offering price are based upon (a) the actual exercise price for shares to be issued pursuant to options previously granted under the Company's Amended and Restated 1990 Stock Option Plan; and (b) the
     closing sale price of the Company's Common Stock on May 20, 1996 as reported by the American Stock Exchange Emerging
     Company Marketplace for shares of Common Stock previously issued as restricted stock awards under the Key Employee
     Bonus Agreements, for shares issued for the Company's 401(k) Plan, for shares subject to options that may be granted under the Amended and Restated 1990 Stock Option Plan and for shares issued under the Special Purchase Warrant.

REOFFER PROSPECTUS


                  SHEFFIELD EXPLORATION COMPANY, INC.

                            331,108 SHARES

                             COMMON STOCK

                           ($.01 PAR VALUE)

            _______________________________________________


               This Prospectus relates to the offer and sale by certain stockholders (the "Selling Stockholders") for their respective accounts of shares of Common Stock, par value $.01 per share (the "Common Stock"), of Sheffield Exploration Company, Inc. (the "Company") (1) which are issuable or have been issued upon exercise of stock options granted by the Company pursuant to the Company's Amended and Restated 1990 Stock Option Plan (the "Plan"); (2) which have been issued by the Company in the form of restricted stock awards pursuant to key employee bonus agreements ("Bonus Agreements"); and (3) which have been issued by the Company upon exercise of a Special Purchase Warrant. As of the date hereof, stock options for a total of 41,442 shares of Common Stock granted to the Selling Stockholders pursuant to the Plan have been exercised and 193,000 options remain outstanding, all of which have vested as of the date hereof. As of the date hereof, 53,333 shares of Common Stock have been issued to certain of the Selling Stockholders as restricted stock awards under the Bonus Agreements, and 43,333 shares of Common Stock have been issued to a Selling Stockholder pursuant to the Special Purchase Warrant. All of such shares are offered hereby.

               The Company will not receive any of the proceeds from sales of Common Stock by the Selling Stockholders.

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY REVIEW THE MATTERS SET FORTH IN "RISK FACTORS."

                   _________________________________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
              OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                  THE CONTRARY IS A CRIMINAL OFFENSE.

                   _________________________________

             The date of this Prospectus is May 23, 1996.

                         AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 75 Park Place, Room 1228, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     A registration statement on Form S-8 with respect to the Common Stock offered by this Prospectus (the "Registration Statement") has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Accordingly, additional information concerning the Company and such securities can be found in the Registration Statement, including various exhibits and schedules thereto, which may be inspected at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company's Common Stock is listed on the American Stock
Exchange Emerging Company Marketplace under the symbol "SHE" These reports, proxy statements and other information filed by the Company may also be inspected at such Exchange.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed or to be filed with the Commission by the Company under the Exchange Act are herein incorporated by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended June 30, 1995, filed with the Commission pursuant to the Exchange Act on October 3, 1995.

     (b)  Amendment No. 1 to the Company's Annual Report on
Form 10-K/A for the year ended June 30, 1995, as filed with the Commission on December 11, 1995.

     (c) The Company's Current Report on Form 8-K, as filed with the Commission on October 12, 1995.

     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, as filed with the Commission on November 13, 1995.

     (e) The Company's Current Report on Form 8-K, as filed with the Commission on February 7, 1996.

     (f) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, as filed with the Commission on February 14, 1996.

     (g) Amendment to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, as filed with the Commission on February 14, 1996.

     (h) Amendment No. 1 to the Company's Registration Statement on Form S-4, as filed with the Commission on May 10, 1996.

     (i) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed with the Commission on May 15, 1996.

     (j) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (No. 33-16265), filed with the Commission pursuant to the Exchange Act on October 9, 1987.

     (k) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such documents). Such request may be directed to the Company, 1801 Broadway, Suite 600, Denver, Colorado 80202, Attention: J. Samuel Butler, President, telephone
(303) 296-1908.
                   ________________________________

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              THE COMPANY

     The Company engages in the acquisition, exploration, development, production and sale of crude oil and natural gas and in the gathering and processing of "wet" natural gas into residue ("dry") natural gas and natural gas liquids. Through the fiscal year ended June 30, 1995, natural gas gathering, storing and processing activities were located in North Dakota, Kansas and Oklahoma, but the Company recently sold its holdings in Kansas and Oklahoma, leaving North Dakota as the sole site for the Company's current natural gas processing and gathering activities. The Company's development drilling activities have been conducted in the Berry Cox Field and the Laredo Field in south Texas and more recently in the Pinedale Field in Wyoming. The Company also engages in well recompletion work in the Williston Basin (Montana and North Dakota).

     On February 6, 1996, the Company executed an agreement with TransMontaigne Oil Company ("TransMontaigne"), a privately-held, Denver-based holding company, to merge TransMontaigne into Sheffield (the "Merger"), subject to stockholder approval. Sheffield will be the surviving corporation and its name will be changed to TransMontaigne Oil Company. The current stockholders of TransMontaigne will own 93% of the surviving corporation. The board of directors of the surviving entity will consist of the members of the current TransMontaigne board, as well as Edwin H. Morgens, chairman of Sheffield. The current officers of TransMontaigne will serve as officers after the Merger.

     On May 10, 1996, a Form S-4 Registration Statement registering the shares to be issued in connection with the proposed Merger became effective with the Securities and Exchange Commission. A proxy statement/prospectus was mailed to all of the Company's stockholders regarding a special stockholders' meeting to be held on June 3, 1996 for the purpose of voting on the Merger.

     The Company's principal offices are located at 1801 Broadway, Suite 600, Denver, Colorado 80202. The Company's telephone number is
(303) 296-1908.

     The Company's Common Stock is listed on the American Stock
Exchange, Emerging Company Marketplace under the symbol "SHE".  On
May 20, 1996, the closing sale price of the Common Stock was $5.50 per share.

                             RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

     As stated above, the Company has agreed to the Merger of TransMontaigne into the Company, subject to approval by the stockholders at a meeting to be held on June 3, 1996. The following factors relating to TransMontaigne and the post-merger company should be considered in evaluating a possible investment in the stock of the Company after the proposed Merger is consummated.

     Price Volatility. TransMontaigne's wholly-owned subsidiary, Continental Ozark, Inc. ("COZ"), is engaged in a products supply and distribution business involving the bulk purchase and sale of refined petroleum products and the wholesale marketing of products at terminal truck loading rack locations. This business is characterized by thin margins. In recent years, prices of refined products have fluctuated significantly and COZ has experienced losses resulting from its purchase of inventory during periods of higher prices and its sale of portions of that inventory at lower prices. Prices of refined petroleum products depend upon numerous factors beyond COZ's control, including the supply of and demand for gasoline and other refined products, which are affected by, among other things, changes in domestic and foreign economies, political affairs, production levels, the availability of imports, the marketing of gasoline and other refined products by competitors, the marketing of competitive fuels, the impact of energy conservation efforts and the extent of government regulation. The prices which COZ receives for products are also affected by regional factors, such as local market conditions, transportation costs and the operations of companies providing competing services.

     Price Risk Management. COZ attempts to minimize its exposure to the risk of price volatility related to the purchase and sale of refined products by selectively hedging through the purchase and sale of futures and options contracts that are intended to offset the effects of price fluctuations. COZ faces some risks that cannot be effectively hedged, including price risks on products for which futures contracts are not traded on the New York Mercantile Exchange (the "NYMEX"), such as mid-continent gasoline (as opposed to New York Harbor reformulated unleaded gasoline, which is traded on the NYMEX) and basis risks (the risk that price differentials between delivery points, delivery periods or types of products will change). COZ experiences basis risk in its mid-continent operations because of the differences between mid-continent spot prices and NYMEX futures contract prices. COZ generally does not hedge the price risk on certain portions of its inventory, consisting of pipeline fill, tank bottoms and a minimum product supply required to satisfy exchange obligations; this product is not held for sale because it is required in order to maintain a "wet system" (a pipeline must be full of product, or "wet," at all times in order to accept product volume at one end and deliver the same volume at the other end, and minimum storage tank bottoms of approximately two feet of products are required in order to assure that no vapor enters the piping system). COZ, however, could be required to recognize a financial statement loss on a portion of its inventory arising from market price fluctuations in order to reflect lower of cost or market adjustments. COZ is also exposed to credit risks in the event the other party to a futures contract is unable to perform

its contractual obligations. There can be no assurance that hedging will be effective in limiting any adverse effects of refined products price fluctuations on COZ's operations or its overall profitability.

     Competition. COZ competes with major and independent petroleum companies, national, regional and local pipeline and terminaling companies and other product suppliers and exchangers, many of which have larger facilities systems, control substantially greater supplies of product and have significantly greater financial resources than COZ.

     Effect of Reduced Demand on Pipeline Shipments and Terminal Volume. COZ's pipeline and terminals business depends in large part on the level of demand for refined petroleum products in the markets served. The demand for products by the shippers, including COZ, fluctuates and can be adversely affected by numerous factors, including weather conditions; local and regional economic considerations; automobile, commercial and agricultural usage; product availability and prices; seasonality; and alternative sources of supply. The possible impact of future fuel conservation programs and related governmental regulations, technological advances in fuel economy and alternative sources of energy generation could also adversely affect the demand for products and reduce COZ's revenue generated from pipeline tariffs and terminaling fees.

     Dependence on Crude Oil Supplies. Refineries that produce the refined petroleum products transported through COZ's pipeline systems and handled at COZ's terminals are dependent on adequate supplies of suitable grades of crude oil. A material decline in crude oil supplies could adversely affect COZ's tariff revenues from pipeline shipments of refined petroleum products, terminaling and storage fees and margins from bulk and truck loading rack product sales.

     COZ's Operations are Subject to Certain Operational Hazards and Unforeseen Interruptions. COZ's operations are subject to the customary hazards of the products transportation business, as well as those associated with terminal and storage facilities, including leaks, spills, fires and injury to personnel. Operations also could be interrupted by natural disasters, adverse weather or other events beyond COZ's control. Furthermore, COZ transports volatile petroleum products such as gasoline, diesel oil and jet fuel in areas of high population density. COZ carries insurance for some, but not all, accidents and disruptions, and there can be no assurance that coverage will be adequate to cover all losses.

     Seasonal Variation in Product Demand. The mix of refined petroleum products delivered varies seasonally, with gasoline demand peaking in early summer and diesel fuel demand peaking in the fall. This can cause fluctuations in revenues, as can variations in weather patterns from year to year.

     Environmental, Safety and Other Regulatory Matters. The business of COZ is subject to the jurisdiction of governmental agencies with respect to environmental, safety and other regulatory matters. COZ could be adversely affected by environmental costs and liabilities that may be incurred. Future environmental regulations might adversely impact COZ's products and activities. Risks of substantial costs and liabilities are inherent in pipeline, terminaling and

storage operations, and there can be no assurance that substantial costs and liabilities will not be incurred. COZ currently owns, and has in the past owned, properties that have been used for terminaling or storage of petroleum products. Hydrocarbons or other solid wastes may have been previously disposed of or released on or under some of the properties owned by COZ. It is possible that developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of COZ or previous owners or operators, could result in substantial costs and liabilities to COZ. Federal and state agencies also could change the tariffs that pipelines may charge or may impose additional safety requirements, any of which could affect profitability.

     The following factors relating to the terms of the proposed Merger, the outlook for the Company if the proposed Merger is not consummated, and other risks that presently affect the Company and which will continue to affect the Company in the event that the proposed Merger is not consummated should be considered in evaluating a possible investment in the stock of the Company prior to consummation of the Merger or in the event that the Merger is abandoned.

     Determination of Number of Shares to be received in the Proposed Merger. The number of shares of common stock to be received by the Company's stockholders in the proposed merger between the Company and TransMontaigne Oil Company was determined by negotiations between TransMontaigne and the Company, and was based upon a number of factors. The number of shares to be received does not necessarily reflect the relative stock values, asset values, cash flow per share, earnings per share or other attributes of either TransMontaigne or Sheffield. The Merger Agreement does not provide for any adjustment in the numbers of shares to be received in the event that either the TransMontaigne common stock or the Sheffield common stock should increase or decrease in value.

     Outlook for Sheffield if the Proposed Merger is Not Consummated. If the Merger is not consummated, the Company may face an uncertain future. Its resources are limited as compared with most other companies in the industry, which necessarily restricts it opportunities to participate in most exploration and production ventures. The relatively high overhead expenses of Sheffield as a percentage of revenue or cash flow also adversely affect Sheffield's ability to operate profitably. If the Company's business is not combined with a larger entity in order to facilitate the Company's participation in oil and gas exploration and development activities, or if the Company is not able to invest its cash resources in highly successful ventures, the outlook for an increase in the Company's market price was not favorable.

     Conditions in Oil and Gas Industry Affecting Sheffield. Sheffield's revenues, profitability and future rate of growth, if any, are dependent upon prevailing prices for oil and natural gas and the ability of Sheffield to acquire proved reserves. Historically, the prices for oil and natural gas have been quite volatile. Sheffield is impacted materially by natural gas prices because approximately one-third of its production is natural gas. In both south Texas and North Dakota, Sheffield's natural gas is sold on the open market. The parties operating the properties which produce the gas actively seek the highest price available on a short-term basis. Likewise, Sheffield's oil and natural gas liquids are not sold pursuant to any long-term fixed price contracts. The price received for oil correlates with the price established on the world market while the liquids price, though somewhat related to the price of oil, is also affected by seasonal

and local market conditions. Prices may also be affected by actions of state and local agencies, the United States and foreign governments and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil or natural gas would have a material adverse effect on Sheffield's financial condition and results of operations.

     The marketability of Sheffield's production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. U.S. federal and state regulation and Canadian regulation of oil and gas production and transportation, general economic conditions, and changes in supply and demand all could adversely affect Sheffield's ability to produce and market its oil and natural gas. The availability of markets is beyond the control of Sheffield and thus represents a significant risk.

     Funding Future Operations of Sheffield. Revenue from operations has varied dramatically each year depending upon factors such as natural gas price fluctuations, which are difficult to predict. The Company's strategy of acquiring and developing oil and gas properties is dependent upon its ability to obtain financing for such acquisitions and development projects. Although the Company has funds available from the proceeds of its recent gas gathering and processing asset sale, it anticipates funding its development activities primarily from cash flow as well as from its credit agreement with Norwest Bank Denver (the "Bank"), which provides the Company with borrowing capacity tied to the Bank's determination of the loan collateral value. The credit available under this agreement adjusts to reflect the Company's then current proved developed reserves and the economic valuation thereof. There can be no assurance that the credit available under this facility will not decrease to an extent that could significantly impair the Company's ability to fund its development drilling opportunities, to adequately exploit gas gathering projects or to make acquisitions similar to those made in recent years.

     Asset Impairments.  Sheffield accounts for its oil and gas
operations using the successful efforts method of accounting.   Under
this method, all costs associated with property acquisition, successful exploratory wells and all development wells are capitalized. Unproved properties are assessed periodically to determine whether impairment has occurred. During fiscal 1995, Sheffield adopted Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of ("SFAS 121). SFAS 121 calls for a review of assets for possible impairment whenever events or changed circumstances indicate that the net book value (carrying amount) of an asset may not be recoverable. If the carrying amount of the asset is greater than the future undiscounted cash flow it is projected to generate, the asset is written down to its estimated fair market value. Since an undiscounted cash flow analysis is used in determining whether or not to impair an asset, changes in product prices as well as changes in projections of product volumes can and have resulted in Sheffield writing down the carrying value of its properties. Sheffield recognized asset impairment of approximately $1.1 million during its fiscal year ended June 30, 1995, and additional impairment of $355,000 in the fiscal quarter ended March 31, 1996. Sheffield may experience additional writedowns in the future.

     General Risks of Oil and Gas Operations. The oil and gas business involves a variety of risks, including, but not limited to, the risks of operating hazards such as fires, explosions,

cratering, blow-outs, adverse weather conditions, pollution and environmental risks, encountering formations with abnormal pressures, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in substantial losses to Sheffield. These risks could result in substantial losses to Sheffield due to personal injury, severe damage or destruction of property and equipment, environmental clean-up costs, regulatory investigation and penalties and the suspension of operations. Gas gathering systems and processing plants are subject
to many of the same hazards.   Although Sheffield maintains liability
insurance, it may not cover damages due to fires, blow-outs and explosions, exploration and production risks, or environmental causes. Moreover, insurance covering exploration and production risks and environmental damage claims may be difficult or impossible to obtain and, when available, may be prohibitively expensive. The occurrence of a significant event that is not fully insured, however, could have a material adverse effect on Sheffield's financial condition and results of operations.

     Drilling Risks. Drilling involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. The cost of drilling and completing wells is often unpredictable, and drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in delivery of equipment. Accordingly, there can be no assurance as to the success of Sheffield's future drilling activities.

     Gas Marketing. Sheffield's operations include the marketing of its own gas production, the handling of transportation and operations of some gas owned by third parties, and spot purchasing and selling of natural gas. The profitability of such natural gas marketing operations will depend in large part on the ability of Sheffield to assess and respond to changing market conditions in negotiating natural gas purchase and sale agreements. The inability of Sheffield to respond appropriately to changing market conditions could adversely affect Sheffield's results of operations.

     Gas Processing.   Sheffield's operations include processing of
natural gas to extract various natural gas liquids. Its processing operations primarily consist of an interest in a gas processing plant located in Lignite, North Dakota. In order to obtain from natural gas suppliers volumes of committed natural gas reserves to maintain natural gas throughput at optimal levels, the plant must periodically contract to process additional natural gas volumes provided from new or existing sources.

     Competition.     Sheffield operates in a highly competitive
environment. Sheffield competes with major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as the equipment and labor required to develop and operate such properties. Sheffield also competes with major and independent oil and gas companies in the marketing and sale of oil and natural gas to marketers and end-users. Most of these competitors have financial and other resources substantially greater than those of Sheffield, which may adversely affect Sheffield's ability to compete with those companies.

     Replacement of Reserves. In general, the volume of production from oil and gas properties declines as reserves are depleted. Except to the extent Sheffield acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of Sheffield will decline as reserves are produced. Sheffield's future natural gas and oil production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Sheffield's ability to make the necessary capital investment to maintain or expand its asset base of oil and gas reserves would be impaired. In addition, there can be no assurance that Sheffield's future development, acquisition and exploration activities will result in additional proved reserves or that Sheffield will be able to drill productive wells at acceptable costs.

     Acquisition Risks. Sheffield's growth has been attributable, in large part, to acquisitions of gas gathering and processing assets. Sheffield's opportunistic approach to its investment strategy requires it to identify investments in which it can achieve a competitive edge over other potential investors through its ability to evaluate and finance projects more quickly than its competitors. These assets have provided Sheffield with relatively stable cash flows, thus facilitating Sheffield's continued investments in exploration/exploitation projects. In the past several years, however, competition to purchase gas gathering and processing assets has been strong, which is reflected in the offering prices of various properties, and in the price received by Sheffield for its gas gathering and processing assets in Kansas and Oklahoma. Accordingly, Sheffield's ability to acquire such assets in the future remains uncertain.

     Reliance on Reserve Estimates. Information relating to Sheffield's estimates of proved reserves of oil and natural gas is based upon engineering estimates. Petroleum engineering is not an exact science. Estimates of commercially recoverable oil and gas reserves and of the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, comparison with other producing properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices and future operating costs, severance and excise taxes, abandonment costs, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the commercially recoverable reserves of oil and natural gas attributable to any particular property or group of properties, the classification, cost and risk of recovering such reserves and estimates of the future net cash flows expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. Sheffield therefore emphasizes that the actual production, revenues, severance and excise taxes, development expenditures, workover and remedial expenditures, abandonment expenditures and operating expenditures with respect to its reserves will likely vary from such estimates, and such variances may be material.

     In addition, actual future net cash flows will be affected by factors such as price, actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. The timing of actual future net revenue from proved reserves, and thus their actual present value, can be affected by the timing of the incurrence of expenditures in

connection with development of oil and gas properties. The 10% discount factor, which is required by the SEC to be used to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas industry. Discounted present value, no matter what discount rate is used, is materially affected by assumptions as to the amount and timing of future production, which may and often do prove to be inaccurate.

     Government Regulation. Various aspects of Sheffield's business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, natural gas and crude oil, as well as environmental and safety matters. In the past, the Federal government has regulated the prices at which oil and natural gas could be sold. While sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Therefore, no assurance exists that present or future regulations will not adversely affect the operations of the Company.

     Environmental Risks. The production, handling, transportation and disposal of oil and gas and by-products are subject to regulation under extensive federal, state and local environmental laws. In most instances, the applicable regulatory requirements relate to water and air pollution control and solid waste management measures, or to restrictions on operations in environmentally sensitive areas. Although management is of the opinion that Company operations (and properties in which the Company has nonoperating interests) are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in oil and gas operations and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly strict environmental laws, and claims for damages to property or persons, could result in unforeseen costs and liabilities to the Company. From time to time, legislation has been introduced in Congress which would reclassify oil and gas production wastes as "hazardous waste." If such legislation were to pass, it could have a significant adverse impact on the operating costs of Sheffield, as well as the oil and gas industry in general.

     Title to Properties. Title matters relating to oil and gas properties are often subject to some doubt. The decision of whether or not to expend funds for additional title work is made by management on a case-by-case basis. In some cases, title may be found to be defective and the cost to cure title may be prohibitive.

     Shares Eligible for Future Sale. Future sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the market price for the Common Stock. If the Company's principal stockholder were to sell a significant number of his shares, the prevailing market price of the Common Stock could be adversely affected.

                         SELLING STOCKHOLDERS

     The following table shows the names of the Selling Stockholders, the number of securities owned beneficially by each of them, or their nominees, as of May 20, 1996, and the number of shares which may be offered pursuant to this Prospectus (such offered shares shall be referred to herein as the "Stockholder Securities"). This information is based upon information provided by the Selling Stockholders or their representatives. Because the Selling Stockholders may offer all, some or none of the Stockholder Securities which they hold, no definitive estimate can be given as to the number of Stockholder Securities that will be held by the Selling Stockholders upon termination of such offering. In the future, additional stock options or restricted stock awards may be granted under the Company's employee benefit plans to the following persons or to other affiliates of the Company and this Prospectus may be used in connection with the resale of such restricted stock or shares underlying such stock options. Shares held by Selling Stockholders may be sold either pursuant to the Registration Statement of which this Prospectus is a part or pursuant to Rule 144 under the Securities Act. In addition to the Selling Stockholders named below, certain unnamed non-affiliates may use this Prospectus for reoffer and resales of up to 1,000 shares each, issued under the Company's Amended and Restated 1990 Stock Option Plan.

                                                                                                Shares or
                                                                                            Shares Subject to
                                                                                          Options Beneficially
                          Shares Beneficially                                               Owned After Sales
                          Owned or Subject to                 Shares                    Under this Prospectus<F2>
                         Options Before Sales           Offered for Selling            -------------------------
Selling Stockholder      Under this Prospectus       Stockholder's Account<F1>         Number            Percentage
- -------------------      ---------------------       -------------------------         ------            ----------

J. Samuel Butler<F3>             307,345                       176,666                  130,679                3.6%

McLain Forman<F4>                 16,000                        16,000                      -0-                 -0-

Randall E. King<F5>               49,415                        15,909                   33,506                /**/

David Melman<F6>                  24,094                        16,000                    8,094                /**/

David L. Milanesi<F7>             57,000                        57,000                      -0-                 -0-

Jerry D. Smothermon<F8>           45,000                        45,000                      -0-                 -0-

_______________________

/**/ Less than one percent (1%) of the 3,556,871 shares of Common Stock which would be outstanding assuming all stock options are exercised.

<F1> Figures in this column consist of shares, options and warrants to purchase shares, as noted, issued pursuant to employee benefit plans, as that term is defined under Rule 405 of the Securities Act.

<F2> Figures in this column assume the sale by the Selling Stockholders of all of their Stockholder Securities.

<F3> President, Chief Executive Officer and Director of the Company.  Includes 170,844 shares owned by Mr. Butler
     (of which 33,333 shares were issued pursuant to a Bonus Agreement and 43,333 shares were issued pursuant to a Special Purchase Warrant), stock options for 100,000 shares presently exercisable at $1.50 per share,
     12,000 shares held in trust for Mr. Butler's grandchildren for which Mr. Butler serves as trustee, and
     24,501 shares held in the Company's 401(k) trust for which Mr. Butler serves as trustee.  Mr. Butler, in his capacity as trustee of his grandchildrens' trusts and the 401(k) trust, has voting and/or investment power with respect to the shares held in such capacity and may be deemed to be the beneficial owner of such shares but disclaims beneficial ownership of such shares.

<F4> Director of the Company.  Includes 2,000 shares owned by Mr. Forman which were issued pursuant to option exercises, and stock options for 14,000 shares presently exercisable at $1.50 per share.

<F5> Director of the Company.  Includes 33,506 shares owned by Mr. King and 15,909 shares owned by Mr. King pursuant to option exercises.

<F6> Director of the Company.  Includes 10,094 shares owned by Mr. Melman (of which 2,000 shares were issued pursuant to option exercises) and stock options for 14,000 shares presently exercisable at $1.50 per share.

<F7> Vice President, Secretary, Treasurer and Chief Financial Officer of the Company.  Includes 27,000 shares owned by Mr. Milanesi (of which 10,000 shares were issued pursuant to a Bonus Agreement and 10,000 shares were issued pursuant to option exercises) and stock options for 30,000 shares presently exercisable at $1.50 per share.

<F8> Vice President - Operations of the Company.  Includes 10,000 shares owned by Mr. Smothermon which were issued pursuant to a Bonus Agreement, and stock options for 35,000 shares presently exercisable at $1.50 per share.

                         PLAN OF DISTRIBUTION

     The shares of Common Stock covered by this Prospectus may be offered or sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the American Stock Exchange Emerging Company Marketplace, in block trades, pursuant to purchases by a broker or a dealer as principal, in private transactions or otherwise, at prices then prevailing in the market or at negotiated prices. The Company will not receive any of the proceeds from sales by Selling Stockholders.

     Any broker or dealer involved in the offer or sale of the shares included herein may receive brokerage commissions or discounts. To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting such transactions. Upon sale of such shares, any or all of the Selling Stockholders or anyone effecting sales on behalf of the Selling Stockholders may be deemed an underwriter, as that term is defined in the Securities Act. None of the Selling Stockholders believes he is an underwriter within the meaning of the Securities Act. All expenses of the registration of the Common Stock covered by this Prospectus are to be borne by the Company.


                             LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock described herein will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado.


                                EXPERTS

     The consolidated financial statements and financial statement schedule of Sheffield Exploration Company, Inc. as of June 30, 1995 and 1994 and for each of the three years in the period ended June 30, 1995, included in Sheffield's Annual Report on Form 10-K for the year ended June 30, 1995, incorporated by reference in this prospectus and elsewhere in the registration statement, have been incorporated herein in reliance on the reports, which include an explanatory paragraph with respect to the adoption of SFAS No. 109, "Accounting for Income Taxes" in 1993 and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" in 1995, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents filed or to be filed by Sheffield
Exploration Company, Inc. (the "Company") with the Securities and
Exchange Commission (the "Commission") are hereby incorporated or deemed to be incorporated in this Registration Statement by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended June 30, 1995, as filed with the Commission on October 3, 1995.

     (b) Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the year ended June 30, 1995, as filed with the Commission on December 11, 1995.

     (c) The Company's Current Report on Form 8-K, as filed with the Commission on October 12, 1995.

     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, as filed with the Commission on November 13, 1995.

     (e) The Company's Current Report on Form 8-K, as filed with the Commission on February 7, 1996.

     (f) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, as filed with the Commission on February 14, 1996.

     (g) Amendment to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, as filed with the Commission on February 14, 1996.

     (h) Amendment No. 1 to the Company's Registration Statement on Form S-4, as filed with the Commission on May 10, 1996.

     (i) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed with the Commission on May 15, 1996.

     (j) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (No. 33-16265), filed with the Commission pursuant to the Exchange Act on October 9, 1987.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, shall

be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing such documents.

6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Bylaws and Restated Certificate of Incorporation provide that the Company shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of the Company. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Additionally, the Company's Restated Certificate of Incorporation contains a provision eliminating the personal liability of directors to the Company or its stockholders for monetary damages arising out of a breach of fiduciary duty. Under Delaware law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director (i) for a breach of the duty of loyalty to the Company or to its stockholders;
(ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the General Corporation Law (relating to the declaration of dividends and the purchase or redemption of shares in violation of the General Corporation Law); or
(iv) for any transaction from which the director derived an improper personal benefit.

7.   EXEMPTION FROM REGISTRATION CLAIMED.

     All restricted securities to be reoffered or resold pursuant to this Registration Statement were issued in transactions completed without registration in reliance upon the exemption provided by
Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

8.   EXHIBITS.

    4.1   Restated Certificate of Incorporation of the Company.(1)
    4.2   Bylaws of the Company.(2)
    4.3   Amended and Restated 1990 Employee Stock Option Plan.(3)
    4.4 Special Purchase Warrant issued in September 1990 from the Company to J. Samuel Butler.
    4.5 Stock bonus issuance notice from the Company to J. Samuel Butler, dated December 8, 1994.
    4.6 Stock bonus issuance notice from the Company to David L. Milanesi, dated December 8, 1994.
    4.7 Stock bonus issuance notice from the Company to Jerry D. Smothermon, dated December 8, 1994.
    5.1   Opinion and Consent of Davis, Graham & Stubbs LLP.
   24.1   Consent of Counsel.  See Exhibit 5.1
   24.2   Consent of Coopers & Lybrand L.L.P.
   25.1   Power of Attorney.  See p. II-5.
____________________

(1) Filed previously as an Exhibit to Amendment No. 1 to the Company's Annual Report on Form 10-K/A (No. 0-13201) dated
     December 11, 1995, and incorporated herein by reference.

(2)  Filed previously as an Exhibit to the Company's Registration
     Statement on Form S-4 (No. 0-13201) dated January 22, 1991, and incorporated herein by reference.

(3) Filed previously as an Exhibit to the Company's Annual Report on Form 10-K (No. 0-13201), dated September 27, 1994.

9.   UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement, or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration

Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 23rd day of May, 1996.

                              SHEFFIELD EXPLORATION COMPANY, INC.


                              By: J. Samuel Butler
                                 -------------------------------------
                                  J. Samuel Butler
                                  President and Chief Executive Officer

     Each person whose signature appears below does hereby make, constitute and appoint J. Samuel Butler as such person's true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission, for and on such person's behalf, and in any and all capacities, this Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, with all exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person's substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 23, 1996.


Edwin H. Morgens                       David A. Melman
- ------------------------------------   --------------------------------
Edwin H. Morgens, Chairman             David A. Melman, Director


J. Samuel Butler                       McLain J. Forman
J. Samuel Butler, President,           McLain J. Forman, Director
Director and Chief Executive Officer


David L. Milanesi                      Randall E. King
- ------------------------------------   --------------------------------
David L. Milanesi, Treasurer           Randall E. King, Director
(Chief Financial and Accounting
Officer)

                             EXHIBIT INDEX

Exhibit                                                     Sequential
No.       Description                                       Page No.
- -------   -----------                                       ----------

4.4 Special Purchase Warrant issued in September 1990 from the Company to J. Samuel Butler.

4.5       Stock bonus issuance notice from the Company to J.
          Samuel Butler, dated December 8, 1994.

4.6 Stock bonus issuance notice from the Company to David L. Milanesi, dated December 8, 1994.

4.7 Stock bonus issuance notice from the Company to Jerry D. Smothermon, dated December 8, 1994.

5.1       Opinion and Consent of Davis, Graham & Stubbs LLP.

24.1      Consent of Counsel.  See Exhibit 5.1

24.2      Consent of Coopers & Lybrand L.L.P.

25.1      Power of Attorney.  See p. II-5.







                                 II-6